Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 6, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of SPS Commerce, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SPS Commerce, Inc. on Forms S-3 (File Nos. 333-182097and 333-174026) and on Forms S-8 (File Nos. 333-185972, 333-182007, 333-179236, 333-172073, 333-167315 and 333-167314).

/S/ GRANT THORNTON LLP
Minneapolis, Minnesota
March 6, 2013